Welcome


East Coast Ethanol, LLC

Photo courtesy of Fagen, Inc.

Dry Mill Ethanol Process Overview



GRAIN RECEIVING
Grain Storage
Hammer Mill
To atmosphere or recovery facility
CARBON DIOXIDE
Molecular Sieve
Cook/Slurry Tanks
Jet Cooker
Liquefaction Tanks
Ethanol Fermentation
Distillation
Ethanol Storage
FUEL ETHANOL
Denaturant
WET DISTILLERS GRAINS
Centrifuge Grain Recovery
Solids
Liquids
Evaporation System
Syrup Tank
Grain Drying
DRIED DISTILLERS GRAINS
the energy of innovation

US Ethanol Plant Locations



Biorefineries in Production (139)
Biorefineries under Construction (62)

Source: Renewable Fuels Association
01.24.08

Ethanol Volume Potential

Petroleum Administration Defense Districts



PADD IV-
500 Million
PADD II-
4 Billion
PADD V-
2.6 Billion
PADD I-
5.1 Billion
PADD III-
2 Billion

(Gallons Per Year, Based On 10% Blend)

Source: American Coalition For Ethanol

Southeast Ethanol Market

State	Ethanol Production	Ethanol Plants Under Construction	Total Production and Under Construction	10% Ethanol Market	85% Ethanol Market
Georgia	0.4 MGY	120 MGY	100.4 MGY	513 MGY	4,365 MGY
Florida	0 MGY	0 MGY	0 MGY	871 MGY	7,407 MGY
North Carolina	0 MGY	60 MGY	60 MGY	444 MGY	3,776 MGY
South Carolina	0 MGY	0 MGY	0 MGY	249 MGY	2,117 MGY

(1) Source: Energy Information Administration

Food vs. Fuel - Rise of Corn Price

- **The impact of $1.00 Corn Price Increase on Livestock, Poultry and Consumer Food Prices**

	Baseline	Scenario	% Change
Corn Price, Average Farm ($/bu)	$3.10	$4.10	33.0%
Beef and Veal Production (Mil lbs)	25,778	25,748	-0.1%
Pork Production (Mil lbs)	21,057	20,696	-1.7%
Broiler Production (Mil lbs)	35,530	33,740	-5.0%
Steer Price, Nebraska Direct ($/cwt)	$98.41	$98.59	0.2%
Barrows and Gilts, Market ($/cwt)	$49.95	$50.99	2.1%
Broilers, 12 City Average (cents/lb)	$77.90	$82.09	5.4%
CPI, Food	2.3%	2.6%	0.3%
CPI, Food at Home	1.9%	2.2%	0.3%
CPI, Meats, Poultry, Eggs	1.4%	2.1%	0.7%

Source: John M Urbanchuk: The Relative Impact of Corn and Energy Prices in the grocery Aisle (LECG,LLC 6.14.07)

East Coast Ethanol is a…

- Limited Liability Company
- Open to all investors in states in which ECE shares will be registered, so long as they meet suitability requirements
- One unit, One vote
- Membership units can be transferred or sold after first plant start-up, but will not be listed on any national exchange and will be tradable only on a matching service bulletin board
- Investment can appreciate/depreciate
- Income allocation not subject to self-employment tax (may not apply to investors who are full-time employees of ECE)
- Pass through entity – single level taxation

East Coast Ethanol - Mission

- Be the low cost provider of ethanol on the East Coast
- Construct and operate four 110 MGY Fagen dry grind ethanol plants
- Explore expansion opportunities
  - Plant improvements
  - Additional dry grind plants
  - Cellulosic technology

Industry Leading Partners

East Coast Ethanol Board of Directors (17 Members)

Executive Committee

Project Management C.Thompson & Associates

GA, FL, NC, SC Site Development Committees

Design/Build Partners

- Fagen, Inc.
- ICM

Professional Services

- Brown Winick – Legal Counsel
- Christianson & Associates – Forecasts
- Internal Accounting – Steve Elliott
- Hein & Associates – External Auditing

Targeted Strategic Partners

- US Water
- US Energy
- Ethanol Marketing
- Grain Marketing & Procurement
- Norfolk Southern
- CSX
- TranSystems

Targeted Strategic Resources

- PRX
- Southern Ethanol Council
- Local and State Economic Development Resources

Regional Fuel Terminals and Plant Locations



Nashville
Knoxville
Cookeville
Murfreesboro
Columbia
Jonesboro
Dyersburg
Jackson
Newport
Memphis
Forrest City
UNITED STATES
Chattanooga
Cleveland
Greenville
Winston-Salem
Greensboro
Rocky Mount
Greenville
Goldsboro
NORTH CAROLINA
Charlotte
Fayetteville
Lumberton
Spartanburg
Piedmont Plateau
Florence
Huntsville
Decatur
Tupelo
Clarksdale
Rome
Gadsden
Jasper
Columbus
Atlanta
Athens
Columbia
SOUTH CAROLINA
Conway
Myrtle Beach
Georgetown
Birmingham
Starkville
Greenville
Augusta
Atlantic Coastal Plain
Tuscaloosa
Kosciusko
MISSISSIPPI
ALABAMA
LaGrange
Macon
Charleston
Montgomery
Columbus
Statesboro
Jackson
GEORGIA
Hilton Head Island
Laurel
Troy
Hinesville
Natchez
Hattiesburg
Albany
Tifton
Enterprise
Dothan
Waycross
Brunswick
Valdosta
DeFuniak Springs
Thomasville
Mobile
Tallahassee
Gulfport
Pensacola
Panama City
New Orleans
Houma
FLORIDA
Gainesville
Ocala
Orlando
Tampa
Lakeland
Port St. Lucie
Hialeah
Gulf of Mexico
Atlantic Ocean
Ports
Ports
Ports
Ports
Ports
Ports
Ports
Green Turtle Cay
Great Guana Cay
Freeport City
THE BAHAMAS

Time Line Goals

- Start indication of interest meetings – March 2008
- Expected effective date with SEC – July 2008
- Financial close – August 2008
- Start construction – August 2008
- Subsequent plants every 60 days
- Construction schedule – 24 to 28 months per plant
- First plant start-up – Winter 2010

Timeline is contingent upon successful sale of membership units and financial close. Any funding delays may result in delayed plant construction and start-up.

Plant Timelines

PLANT	BREAK GROUND	START-UP
Jesup, GA	Aug-08	Nov-10
Campbellton, FL	Oct-08	Jan-11
Chester, SC	Dec-08	Mar-11
North Carolina	Feb-09	May-10

Jesup, GA Site Plan



- Terminals
  - Savannah (65 mi)
  - Jacksonville (95 mi)
  - Macon (125 mi)
  - N. Augusta (125 mi)

- Ports
  - Brunswick (50 mi)
  - Savannah (65 mi)
  - Jacksonville (95 mi)

Campbellton, FL Site Plan



- Terminals
  - Panama City (60 mi)
  - Freeport (60 mi)
  - Niceville (60 mi)
  - Tampa (275 mi)

- Ports
  - Panama City (60 mi)

- Dual Rail access via Bayline Railroad

Chester, SC Site Plan



- Terminals
  - Charlotte (50 mi)
  - Spartanburg (55 mi)
  - Belton (90 mi)
  - N. Augusta (120 mi)

- Ports
  - Charleston (160 mi)

- Dual rail access via Lancaster & Chester Railroad

ECE Financing Plan

Sources of Funds

Minimum 22,545 Units Sold

• Senior Debt	
– Term Loan	$437,455,000
– Revolving Line of Credit	$60,000,000
• Member Equity – seed capital	$9,800,000
• Member Equity	$338,175,000
• Total of funds	$845,430,000

Maximum 39,455 Units Sold

• Senior Debt	
– Term Loan	$183,805,000
– Revolving Line of Credit	$60,000,000
• Member Equity – seed capital	$9,800,000
• Member Equity	$591,825,000
• Total of funds	$845,430,000

Use of Funds

• Plant Construction	$587,200,000
• Site Development, Rail, Utilities, Insurance, Contingencies, Misc.	$162,837,736
• Inventory & Working Capital	$76,492,264
• Financing, Organizational, and Preproduction Costs	$18,900,000
Total Uses of Funds	$845,430,000

Stock Facts

Investor Requirements

- Meet suitability requirements in states where ECE is registered
- Minimum purchase - $15,000 (equals one unit)
- Additional purchases made in increments of $5,000

Stock Liquidity

- East Coast Ethanol will establish a qualified matching service for transferring membership units – shares will not be listed on a national exchange
- Transfers can commence after first plant start-up

Escrow Procedures

- 10% subscription payment due at signing with promissory note for balance
- Balance due within 20 days after Board calls balance, which can occur any time after the minimum offering amount is subscribed
- Most notably, escrow terminates when:
    - Equity is raised
    - Senior debt is established
- Failure of East Coast Ethanol to achieve financial close and terminate escrow within 12 months of date of effectiveness results in funds returned with interest less escrow fee

ECE Website and Prospectus

For a more information and a prospectus,
please visit us at:

www.eastcoastethanol.us